Exhibit 99.1
October 7, 2009
To:	Members of the Board of Directors and Section 16 Officers of Citizens First Bancorp, Inc.

Re:	Notice of Blackout Period Under Section 306(a) of the Sarbanes-Oxley Act of 2002
     Pursuant to the requirements of Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR of the Securities and Exchange Commission (the “SEC”), this is to notify you of the immediate effectiveness of a blackout period with respect to transactions in the common stock of Citizens First Bancorp, Inc. (the “Company”) under the CF Bancorp 401(k) Plan (the “Plan”).
     As you know, the Company anticipates restating its financial statements as of and for the period ended June 30, 2009. Because of this restatement, the SEC filing that covers the purchase of the Company’s common stock by participants under the Plan is no longer usable. Accordingly, the normally imposed blackout period that is currently applicable to you at this time due to the quarter-end earnings release process is hereby extended indefinitely and all purchases of the Company’s common stock by participants under the Plan are being suspended. You will receive written notice when the blackout period ends once the Company is current with its SEC filings.
     During the blackout period, directors and executive officers of the Company are prohibited from purchasing, selling, transferring or otherwise engaging in transactions involving the Company’s common stock. The prohibition covers direct and indirect transactions, including those involving entities or persons through which you have a “pecuniary interest” in the securities, such as your immediate family members living with you or securities held in trust or by controlled partnerships or corporations.
     Once this blackout period ends, you will be permitted to resume transactions in the Company’s common stock subject to the requirements of the Company’s Insider Trading Policies and applicable law.
     Please note that the Company has determined in accordance with Rule 104 of SEC Regulation BTR that it was unable to provide advance notice of this blackout period.
     If you have any questions regarding the blackout period, you may contact me at the following address or phone number:
Marshall J. Campbell
President & CEO
Citizens First Bancorp, Inc.
525 Water Street
Port Huron, MI 48060
(810) 987-8300